Exhibit 99(n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 4, 2023, with respect to the financial statements of the SEI Alternative Income Fund, as of September 29, 2023, included herein, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectuses and the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 4, 2023